Exhibit 99.1

For Immediate Release – October 27, 2003

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Quarterly Earnings From Continuing Operations and Declares Quarterly Cash Dividend

•      HF Financial Corp. (the “Company”) (NASDAQ:HFFC), Sioux Falls, SD, reported basic earnings per share from continuing operations (“EPS”) of $0.41 for the first quarter of fiscal 2004 compared to $0.43 for the same period in the prior fiscal year.

•      Asset Quality continues to improve with the ratio of non-performing assets as a percent of total assets decreasing to 0.62% at September 30, 2003 compared to 0.77% at June 30, 2003 and 1.52% at September 30, 2002.

•      For the first quarter of fiscal 2004, health claims, net of stop loss reimbursement, decreased $217,000 compared to the fourth quarter of fiscal 2003, which resulted in an approximate $0.05 increase in EPS.

•      The Company announced it will pay its regular quarterly cash dividend of 11.75 cents per share for the first quarter of the 2004 fiscal year.  The dividend will be payable on November 19, 2003 to shareholders of record on November 5, 2003.  This dividend payment represents a 2% increase over the previous four quarters’ payouts of 11.5 cents per share and an annualized dividend yield of 2.65% based on HFFC stock price at September 30, 2003.

•      The Company closed the sale of its property and casualty book of business during the first quarter of fiscal 2004.  This transaction resulted in an after tax gain of $77,000 and a $0.03 increase in EPS.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc. (“Mid America Leasing”), Hometown Insurors, Inc. and HF Financial Group, Inc. announced earnings from continuing operations today of $1.3 million for the three months ended September 30, 2003 compared to $1.5 million for the same period in the prior fiscal year.

Curtis L. Hage, Chairman, President and CEO stated, “The results for the quarter reflect continued strong mortgage loan closings.  However, as is the case with the industry, the mortgage loan pipelines decreased back to more historical levels.  This will continue to be reflected in next quarter’s results.”

Mr. Hage continued, “Maintaining net interest margin continues to be a challenge due to the historically low rates over the past year.  We remain conservative in avoiding long-term rate commitments in this low rate environment.  We believe the margin compression now is less costly than the exposure to longer term interest rate risk.”

Mr. Hage also stated, “We are pleased with our continuing asset quality improvement.  Our significant impaired loan credits are being resolved and underwriting on new loan production continues to be conservative.”

Net interest income decreased $586,000 or 8.7%, for the three months ended September 30, 2003 as compared to the same period in the prior fiscal year.  The Company’s net interest margin was 3.38% for the first quarter of fiscal 2004 as compared to 3.95% for the same period in the prior fiscal year and 3.45% for the fourth quarter of fiscal 2003.

The increase in noninterest income of $463,000, or 15.1%, for the three months ended September 30, 2003 as compared to the same period in the prior fiscal year was primarily attributed to increases in net gain on sale of loans of $346,000, loan fees and service charges of $198,000 and other noninterest income of $265,000 (primarily due to income from the securitization of automobile loans and sale of property and casualty book of business) offset by a decrease in net gain on sale of securities of $350,000.

Noninterest expense increased $797,000, or 12.4%, for the three months ended September 30, 2003 as compared to the same period in the prior fiscal year primarily due to increases in compensation and employee benefits of $704,000 (primarily due to increases in employee base compensation of $261,000 and increased health claims net of stop loss of $342,000) and other expenses of $94,000.

The Company had total assets of $783.8 million and stockholders’ equity of $50.5 million at September 30, 2003.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other releases and reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•      Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•      Descriptions of plans or objectives of management for future operations, products or services and transactions.

•      Forecasts of future economic performance.

•      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism”, “look forward”, “bright”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or words of similar meaning, or future or conditional verbs such as “will”, “would”, “should”, “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to, possible legislative changes and adverse economic, business and competitive developments, such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; the ability or inability to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

	Three Months Ended September 30,
	2003	2002
	(Unaudited)	(Unaudited)
Continuing operations:
Interest and dividend income:
Loans and leases receivable	$9,386	$10,501
Investment securities and interest-bearing deposits	678	1,005
	10,064	11,506
Interest expense:
Deposits	2,596	3,388
Advances from Federal Home Loan Bank and other borrowings	1,319	1,383
	3,915	4,771

Net interest income	6,149	6,735
Provision for losses on loans and leases	437	1,034

Net interest income after provision for losses on loans and leases	5,712	5,701

Noninterest income:
Fees on deposits	1,072	1,083
Loan fees and service charges	676	478
Gain on sale of loans, net	568	222
Loan servicing income	419	404
Gain on sale of securities, net	—	350
Other	797	532
	3,532	3,069
Noninterest expense:
Compensation and employee benefits	4,808	4,104
Occupancy and equipment	820	821
Other	1,608	1,514
	7,236	6,439

Income from continuing operations before income taxes	2,008	2,331

Income tax expense	686	880
Income from continuing operations	1,322	1,451

Discontinued operations:
Income from operations of discontinued segment, net of income taxes of $45	—	88
(Loss) on discontinued segment, net of income taxes of $(15)	—	(29)

Income from discontinued operations	—	59

Net income	$1,322	$1,510

	Three Months Ended September 30,
	2003	2002
	(Unaudited)	(Unaudited)
Basic earnings per share:
Income from continuing operations	$0.41	$0.43
Income from discontinued operations	—	0.02
Net income	0.41	0.45

Diluted earnings per share:
Income from continuing operations	0.40	0.43
Income from discontinued operations	—	0.02
Net income	0.40	0.45

Weighted average shares:
Basic	3,236,338	3,335,189
Diluted	3,338,431	3,364,660

Outstanding shares: (end of period)	3,259,347	3,348,514

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	9/30/2003	6/30/2003	9/30/2002

Balance Sheet Data
Total assets	$783,759	$800,483	$762,475
Cash and cash equivalents	32,172	44,214	21,814
Securities available for sale	77,753	88,527	93,464
Loans and leases receivable, net	604,868	595,417	586,419
Loans held for sale	14,542	15,984	13,304
Deposits	603,770	621,381	540,035
Advances from Federal Home Loan Bank and other borrowings	80,061	89,819	135,364
Company obligated mandatorily redeemable preferred securities of subsidiary trusts that solely hold subordinated debentures	27,000	20,000	15,000
Stockholders’ equity	50,471	49,358	49,424

Equity to total assets (end of period)	6.44%	6.17%	6.48%
Book value per share (1)	$15.49	$15.32	$14.76

Tier I (core) capital (2)	8.62%	8.25%	7.42%
Risk-based capital (2)	10.40%	10.20%	10.14%

Number of full-service offices	34	34	33

Asset Quality
Nonaccruing loans and leases	$3,472	$4,365	$9,718
Accruing loans and leases delinquent more than 90 days	1,112	1,466	1,516
Foreclosed assets (3)	261	335	367
Total nonperforming assets	$4,845	$6,166	$11,601

Ratio of nonperforming assets to total assets (end of period)	0.62%	0.77%	1.52%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.64%	0.62%	0.86%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (4)	87.22%	65.89%	46.31%

(1)  Equity divided by number of shares of outstanding common stock.

(2)  Capital ratios for Home Federal Bank.

(3)  Total foreclosed assets do not include land or other real estate owned held for sale.

(4)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data From Continuing Operations

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	9/30/2003	9/30/2002
Balance, beginning	$3,842	$4,461
Provision charged to income	437	1,034
Charge-offs	(343)	(397)
Recoveries	62	104
Balance, ending	$3,998	$5,202

Average Balances, Interest Yields and Rates

	Three Months Ended
	9/30/2003		9/30/2002
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1)	$623,533	5.97%	$581,730	7.16%
Investment securities (2) (3)	99,166	2.71%	94,472	4.22%
Total interest-earning assets	722,699	5.52%	676,202	6.75%
Noninterest-earning assets	61,676		47,510
Total assets	$784,375		$723,712

Interest-bearing liabilities:
Deposits:
Checking and money market	$224,138	1.12%	$189,719	1.55%
Savings	47,183	0.59%	40,752	0.98%
Certificates of deposit	264,447	2.84%	253,892	3.98%
Total interest-bearing deposits	535,768	1.92%	484,363	2.78%
FHLB advances and other borrowings	85,774	4.69%	104,371	4.44%
Company obligated mandatorily redeemable preferred securities of subsidiary trusts that solely hold subordinated debentures	22,333	5.42%	14,176	5.99%

Total interest-bearing liabilities	643,875	2.41%	602,910	3.14%
Noninterest-bearing deposits	69,924		52,909
Other liabilities	20,813		18,633
Total liabilities	734,612		674,452
Equity	49,763		49,260
Total liabilities and equity	$784,375		$723,712

Net interest spread (4)		3.11%		3.61%
Net interest margin (4) (5)		3.38%		3.95%
Return on average assets (4) (6)		0.67%		0.80%
Return on average equity (4) (7)		10.63%		11.78%

(1)  Includes interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold.

(3)  Yields do not reflect the tax exempt nature of municipal securities.

(4)  Percentages for the three months ended 9/30/03 and 9/30/02 have been annualized.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Ratio of income from continuing operations to average total assets.

(7)  Ratio of income from continuing operations to average equity.